Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Joe Weigel	July 3, 2017
Director of Communications (317) 972-7006 Direct jweigel@celadongroup.com

CELADON GROUP ANNOUNCES BANK AMENDMENT, CORPORATE UPDATES

INDIANAPOLIS – July 3, 2017 – Celadon Group, Inc. (“Celadon” or the “Company”) (NYSE: CGI) today announced an amendment to its primary credit facility that increases the maximum borrowing amount and amends the financial covenants, which is expected to afford the Company liquidity through the scheduled timeline for its refinancing process.

Bank Amendment and Refinancing Update
On June 30, 2017, the Company entered into a Fifth Amendment to its revolving credit facility.  The amendment accomplishes several positive goals for Celadon:

•
The maximum outstanding amount available under the facility was increased by approximately $26 million to provide additional operating flexibility, with specific sub-limits on letters of credit and borrowing.

•	Financial covenants were reset based on expected cash needs and asset coverage, and testing of certain covenants was waived until September 30.(1)
•	The Company may access additional liquidity through sales or financings involving Canadian assets, without a permanent reduction in availability under the credit facility for the proceeds received.

The amendment also contains additional financial covenants, limitations on sales or financings of U.S. real property, and reporting requirements.  The description of the amendment contained in this press release does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which will be filed with the Securities and Exchange Commission.

In connection with the amendment, the Company is pursuing a refinancing plan to increase its liquidity and provide a stable go-forward capital structure. The Company has engaged a leading middle market financial advisory firm and investment bank to assist in its refinancing process.  The previously announced term sheet for an asset-based revolving credit to be provided by the existing lending group remains under consideration, although the size, collateral, and terms of the facility, or any alternative financing, could differ from the term sheet.  In addition, the refinancing will require the cooperation of certain of the Company's equipment lenders and lessors to extend maturities and take other actions.

Paul Will, the Company's Chairman and Chief Executive Officer, commented:  "All of us at Celadon appreciate the continued support of our bank group, led by Bank of America, N.A.  We believe the inherent value of our assets and franchise is recognized by the amendment's terms, which increases our access to capital and provides runway for pursuing a capital structure that will benefit all of our stakeholders."

Mr. Will continued, "From an operating perspective, most of the Company's key metrics have been improving sequentially over the past few months, with revenue per truck per day trending upward and a slight reduction in fleet size as freight lanes are tightened.   Additionally, through focused efforts on improving pay and the company culture for drivers, Celadon has experienced its highest new company driver recruiting classes in recent history. At the same time, industry-wide volumes and yields are improving in excess of normal seasonally adjusted expectations according to several market-based indices.  I am genuinely excited about the progress we have seen in a short amount of time under our new truckload leadership team.  By focusing on the right business mix, the right capital structure, and the right operating principles, we will establish a sustainable and successful path forward for Celadon."

Corporate Updates
The Company currently expects to defer releasing financial results for the quarter ended March 31, 2017, and subsequent periods until the conclusion of the previously announced audit committee process.  The re-issuance of past financial statements could include adjustments to previously released financial results and recorded balances.

As previously disclosed, the financial results for the March quarter are expected to include a net loss.  As part of its annual review of the carrying value of intangible assets, the Company is evaluating goodwill.  The Company believes the evaluation, when completed, may result in a non-cash impairment charge of up to the full carrying value of $62.4 million pretax.  An adjustment to the carrying value of goodwill could be reflected in the March period because those financial statements are under review.

In addition, the Company expects to record a pretax equity loss from minority interest in joint venture of approximately $7.8 million for the March quarter, and an additional equity loss for the June quarter is expected.  An evaluation of the carrying value of the minority investment in joint venture may occur in connection with issuance of the Company's outstanding financial statements or other triggering events.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, flatbed, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

(1)  Testing of the leverage ratio and fixed charge coverage ratio covenants has been deferred until the period ending September 30, 2017.  The asset coverage ratio will continue to be tested.  Asset coverage ratio is calculated based on a percentage of U.S. rolling stock value and U.S. accounts receivable value. The ratio excludes the value of U.S. real estate and other assets, as well as all Canadian assets. Accordingly, total collateral value is materially higher than the collateral included in asset coverage ratio. Additional covenants, including maximum disbursements, minimum EBITDAR, and minimum adjusted CTSI revenue have been added.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would be,” “intends,” “believes,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the expected refinancing process, expected cash needs, expected covenant compliance, expected financial results and the release thereof, access to additional financing, and operating metric trends, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

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